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                                                                 Exhibit (e)(19)

               EXECUTIVE SEVERANCE POLICY - SENIOR VICE PRESIDENTS

        Effective January 1, 2003, amended May 27, 2004 and June 14, 2004


A.   SEVERANCE BENEFITS GENERALLY.

     If an Executive's employment with the Company is involuntarily terminated by the Company other than for Cause, then, subject to the Executive's executing and not revoking a general release of claims in favor of the Company, the Executive will receive the following:

     (1) 9 months' base salary at the rate in effect on the date of termination;

     (2) 9 months of Executive's target bonus pursuant to the Company's Employee Incentive Compensation Plan at the rate in effect on the date of termination, assuming 100% achievement of Executive's and Company's objectives, and excluding any other bonuses, such as the annual bonus subject to the discretion of the Board of Directors;

     (3) Credit for 9 months of employment toward vesting of Stock Awards granted prior to the date Executive's employment is terminated, except for
(i) Restricted Stock Awards, and (ii) Executive Stock Bonuses;

     (4) Reimbursement of COBRA premiums, if Executive is eligible for COBRA, for up to 9 months from the date of termination.

     Any amounts owed hereunder will be reduced by any other salary, severance, bonus or benefits to which Executive is entitled under any applicable laws or regulations, including, but not limited to, WARN.

     B.   ADDITIONAL SEVERANCE BENEFITS FOLLOWING CHANGE OF CONTROL.

          If,

          o    there is a Change of Control, and

          o within one (1) year following such Change of Control, an Executive's employment is either involuntarily terminated other than for "Cause" or is terminated by the Executive on the basis of Constructive Discharge, and

          o the Executive executes and does not revoke a general release of claims in favor of the Company or surviving entity, the Executive will receive the items listed in A. above and the following:

     (1) All unvested Stock Awards, granted to Executive prior to the date Executive's employment is terminated will vest, except for (i) Restricted Stock Awards, and (ii) Executive Stock Bonuses;


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     (2)  The Company will pay Executive an amount equal to the value of all
Restricted Stock Awards that were granted to Executive prior to the date Executive's employment is terminated and that remain unvested as of the date of termination. The cash payment will be equal to the fair market value of the Company's stock that is subject to the unvested portion of such Restricted Stock Awards calculated as of the date employment terminates (reduced by the purchase price, if any, that had not been paid for the restricted stock that is subject to such awards). Payment will occur no later than three (3) days following the date Executive's employment is terminated. As a condition of receiving such payment, and effective on its receipt, Executive will have no further rights in such Restricted Stock Awards or in any other payments in relation to such Restricted Stock Awards and will be required to confirm this in writing.

C.   AMENDMENT AND TERMINATION.

     This Policy cannot be amended, altered, suspended or terminated as to
(i) the acceleration of vesting of Stock Awards granted to Executive prior to the date of such amendment, alteration, suspension, or termination, or (ii) the right of an Executive to receive a cash payment in lieu of acceleration of vesting of Restricted Stock Awards granted to Executive prior to the date of such amendment, alteration, suspension, or termination, unless mutually and expressly agreed otherwise between Executive and the Company, which agreement must be in writing and signed by Executive and the Company.

D.   WITHHOLDING.

All payments and benefits under this Policy will be subject to all applicable tax withholding.

E.   ATTORNEYS' FEES.

     The Company agrees to pay all costs and reasonable expenses, including reasonable attorneys' fees, incurred by an Executive with respect to an action
(i) brought by or on behalf of an Executive to obtain any payment owed to an Executive pursuant to Section B(2) above, or (ii) instituted by or in the name of the Company to interpret any of the terms of the Policy or the equity incentive plan under which Restricted Stock Awards were granted as they relate to the Company's obligation to make a payment to Executives pursuant to Section B(2) above.

     Notwithstanding the foregoing, the Company will not have an obligation to pay costs, expenses or attorneys' fees incurred by an Executive if (i) in an action initiated by or on behalf of an Executive, the court determines that each of the material assertions made by the Executive as a basis for such action were not made in good faith or were frivolous, (ii) in an action brought by or in the name of the Company, the court determines that each of the Executive's material defenses to such action were not made in good faith or were frivolous, or
(iii) the court determines that the Executive is not otherwise entitled to be paid such costs, fees and expenses.

     It is the Company's intention that if the Company contests an Executive's right to payment pursuant to Section B(2) above, the question of the Executive's right to such payment shall be for the court to decide, and no action of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, or independent legal counsel) shall create a presumption that the Executive is not entitled to such payment.


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     If the payment pursuant to Section B(2) above is not made within three (3)
days following the date of termination of an Executive's employment, interest will accrue on the overdue payment at the highest rate permitted by law.

F.   AT-WILL NATURE OF EMPLOYMENT.

     The foregoing severance terms do not change the at-will nature of any Executive's employment with PeopleSoft. Any disputes, controversies, or claims arising out of or relating to this Policy must be resolved under PeopleSoft's Internal Dispute Solution (IDS) process.

G.   DEFINITIONS.

     "CAUSE" means (i) a material act of dishonesty by Executive in connection with the Executive's employment with the Company; (ii) the Executive's conviction of, or plea of nolo contendere to, a felony; (iii) the Executive's gross misconduct in connection with the performance of his or her duties;
(iv) Executive's death or permanent disability preventing him or her from performing the usual and necessary functions of his or her office; (v) the Executive's material breach of his or her obligations as an officer of the Company; or (vi) the Executive's failure to materially comply with the Company's policies. With respect to clauses (iii), (v) and (vi), such actions shall not constitute Cause if they are cured by the Executive within thirty (30) days following delivery to the Executive of a written explanation specifying the basis for the Company's belief that it has Cause, provided that the Company deems such action capable of being cured.

     "CONSTRUCTIVE DISCHARGE" means (i) the occurrence of one or more of the following ("Constructive Discharge Events"): (a) a material reduction in the Executive's Base Salary or target bonus potential under the Employee Incentive Compensation Plan other than for Cause, (b) a material reduction in Executive's authority or duties (other than a material reduction in authority or duties occurring solely by virtue of a Change of Control, as for example, when an Executive retains the position in the Company but the Company is a wholly-owned, privately-held subsidiary or division of a larger company, or a reduction other than for Cause); or (c) relocation of Executive's position outside of the metropolitan area where Executive is currently employed, and (ii) a Constructive Discharge Event continues for more than thirty (30) days after delivery of written notice by the Executive to the Company specifying the circumstances of the alleged Constructive Discharge, which notice must be delivered to the Company within five (5) business days of the Constructive Discharge Event, and
(iii) Executive resigns from all positions with the Company or its successor within ten (10) days of the expiration of Company's 30 day cure period, where such Constructive Discharge Event is still ongoing.

     "CHANGE OF CONTROL" means:

     (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the total voting power represented by the Company's then outstanding voting securities; or


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     (b)  A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or
          (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

     (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

     (d) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

     "RESTRICTED STOCK AWARD" means any restricted stock award granted pursuant to the Company's Amended and Restated 2001 Stock Plan.

     "EXECUTIVE STOCK BONUSES" means the stock bonus awards granted on or about June 17, 2004 (with a vesting date of June 1, 2005).

     "STOCK AWARDS" means stock options, stock bonuses, Restricted Stock Awards and Executive Stock Bonuses.




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